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                          CERTIFICATE OF INCORPORATION

                                       of

                               IMAX (TITANIC) INC.
                            ------------------------
                            (a Delaware corporation)

                         (Pursuant to Section 102 of the
                      General Corporation Law of Delaware)

         FIRST: The name of the Corporation is IMAX (TITANIC) INC. (the "Corporation").

         SECOND: The address of its registered office in the State of Delaware is:

                 Corporation Service Company
                 1013 Centre Road
                 City of Wilmington
                 County of New Castle, Delaware  19805

The name of its registered agent at such address is the Corporation Service Company.

         THIRD: The nature of the business or purposes to be conducted or promoted are:

     to engage in, promote, and carry on any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, with a par value of $1.00 per share.

         FIFTH: The name and mailing address of the sole incorporator is as follows:

                 Michael Iovenko
                 Breed, Abbott & Morgan
                 153 East 53rd Street
                 Now York, N.Y. 10022

         SIXTH: The board of directors shall have the power to adopt, amend or repeal the bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole board of directors. Election of directors need not be by written ballot. Any director may be removed at any time with or without cause, and the vacancy

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resulting from such removal shall be filled, by vote of a majority of the stockholders at a meeting called for that purpose or by unanimous consent in writing of the stockholders.

         SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate and does hereby declare and certify that it is his act and deed and the facts stated herein are true, and accordingly does hereunto set his hand this 11th day of July 1991.

                                       -----------------------
                                           Michael Iovenko
                                          Sole Incorporator

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